Exhibit 23.3

CONSENT OF BEHRE DOLBEAR & COMPANY (USA)

As independent geological consultants, we hereby consent to the incarnation by reference of our report (and to all references to our firm, including being named as experts) included in or made a part of this Registration Statement on Form S-3 of Uranium Resources, Inc.

BEHRE DOLBEAR & COMPANY (USA), INC.

/s/Behre Dolbear & Company (USA), Inc.

Denver, Colorado

April 30, 2010